UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
June 17, 2020

On Deck Capital, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36779	42-1709682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)
1400 Broadway, 25th Floor
New York, New York 10018
(Address of principal executive offices, including ZIP code)
(888) 269-4246
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.005 per share	ONDK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b– 2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Corporate Facility Consent

On June 23, 2020, we obtained a limited consent ("Consent") for our corporate debt facility (“Corporate Facility”).  Under the Consent, the lenders consented to delay the effectiveness of the increased monthly principal repayments until July 14, 2020 (or such later date as may be agreed by the Administrative Agent), which were triggered by an Asset Performance Payout Event (Level 2) (“APPE”) that occurred on June 17, 2020.  In consideration for the Consent, the Company agreed to make a $5 million principal repayment (“Repayment”) substantially concurrent with the execution of the Consent.  Under the Consent, the lenders also agreed that, at the Company’s option, the Repayment will either (i) reduce the amount of the monthly principal repayment due on July 17, 2020 by the amount of the Repayment or (ii) if the parties enter into an amendment on or prior to July 17, 2020, be credited towards any principal repayment required under that amendment. The Company entered into the Consent in contemplation of entering into a broader amendment to the Corporate Facility to address impacts stemming from the COVID-19 pandemic.  If such an amendment is not entered into, the APPE triggers $21 million monthly principal repayments which, if not cured, would commence on July 17, 2020 and continue until the Corporate Facility is repaid in full. The Company made a payment of approximately $13 million on June 17, 2020 as a result of the previously disclosed Asset Performance Payout Event (Level 1), bringing the total balance outstanding as of that date to approximately $92 million. The Revolving Commitment Termination Date occurred as a result of such Level 1 event. Certain capitalized terms not defined in this section of the report are used with the meanings ascribed to them in the Corporate Facility as amended by prior amendments thereto and the Consent.

The foregoing description of the Consent does not purport to be complete and is qualified in its entirety by reference to (i) the full text of the Consent, which will be filed with the Securities and Exchange Commission as an exhibit no later than the filing of the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 2020 and (ii) the definitive Corporate Facility agreement, which was filed as Exhibit 10.31 to Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as modified by the Lender Joinder Agreement, which was filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Safe Harbor Statement

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will," "enables," “targets,” "expects," "intends," "may," "allows," “plans,” "continues," "believes," "anticipates," "estimates" or similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy, the COVID-19 pandemic and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements.

Our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause or contribute to such differences include risks relating to: our ability to meet the conditions of, and remain in compliance with, the terms of the Consent; our ability to cure or amend our Corporate Facility, cure deficiencies under our other debt facilities or obtain additional waivers or amendments to avoid the risk of default; and other risks, including those described in Part II - Item 1A. Risk Factors in our Form 10-Q for the quarter ended March 31, 2020, Part I - Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2019 and other documents that we file with the Securities and Exchange Commission, or SEC, from time to time which are or will be available on the SEC website at www.sec.gov.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2020	On Deck Capital, Inc.

/s/ Kenneth A. Brause
Kenneth A. Brause Chief Financial Officer